Exhibit 99.15
Annex A

DIRECTORS AND EXECUTIVE OFFICERS OF MARKEL GROUP INC.

The following table sets forth the name, present principal occupation or employment, and citizenship of each director and executive officer of Markel Group Inc., as well as the number of shares of Class A Common Stock beneficially owned by such person, as applicable, as of April 15, 2026. The business address of each person listed below is c/o Markel Group Inc., 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148.

DIRECTORS OF MARKEL GROUP INC.

Name	Present Occupation	Citizenship

Steven A. Markel	Chairman of the Board, Markel Group Inc.	United States

Mark M. Besca	Retired	United States

Lawrence A. Cunningham	Presiding Director, John L. Weinberg Center for Corporate Governance, University of Delaware	United States

Thomas S. Gayner	Chief Executive Officer, Markel Group Inc.	United States

Greta J. Harris	President and Chief Executive Officer, Better Housing Coalition	United States

Morgan E. Housel	Partner, The Collaborative Fund	United States

Diane Leopold	Retired	United States

Jonathan E. Michael	Retired	United States

Harold L. Morrison, Jr.	Retired	United States

Michael O’Reilly	Retired	United States

A. Lynne Puckett	Retired	United States

EXECUTIVE OFFICERS OF MARKEL GROUP INC.

Name	Present Occupation	Citizenship

Thomas S. Gayner	Chief Executive Officer, Markel Group Inc.	United States

Simon Wilson	Executive Vice President and Chief Executive Officer, Markel Insurance, Markel Group Inc.	United Kingdom

Andrew G. Crowley	Executive Vice President and President, Markel Ventures, Markel Group Inc.	United States

Richard R. Grinnan	Senior Vice President, Chief Legal Officer and Secretary, Markel Group Inc.	United States

Brian J. Costanzo	Chief Financial Officer, Markel Group Inc.	United States